Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust Declares

Monthly Cash Distribution

FORT WORTH, Texas, October 21, 2016 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $2,457,072.93 or $0.052717 per Unit, based principally upon production during the month of August 2016. The distribution is payable November 15, 2016, to Unit Holders of record as of October 31, 2016.

The amount of royalty income payable to the Trust in October, and accordingly, the amount of cash available for distribution to holders of Units, was reduced by $17,418 to account for an overpayment of royalty income to the Trust in September 2016. The overpayment was primarily due to an overstatement by ConocoPhillips of revenues for July natural gas production attributable to the Trust.

This month’s distribution also includes a $759,164 net credit adjustment for lease operating expenses and capital costs associated with a unit expansion.

Gas production for the properties from which the royalty was carved (the “Subject Interests”) totaled approximately 2,344,362 Mcf (2,610,905 MMBtu) for August 2016. Dividing revenues by production volume yielded an average gas price for August 2016 of $2.29 per Mcf ($2.05 per MMBtu) as compared to $2.38 per Mcf ($2.13 per MMBtu) for July 2016.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended September 2016, capital costs were $125,830, lease operating expenses were $2,170,660, and property taxes were $48,210. Severance taxes for the August production month were $571,362.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt.us@bbva.com